Exhibit 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

 THE FIRST QUARTER ENDED MARCH 31, 2013

Moscow, Russia — May 2, 2013 — CTC Media, Inc. (“CTC Media” or “the Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the first quarter ended March 31, 2013.

	Three Months
	Ended March 31,		Change
(US$ mln except per share data)	2012	2013	in USD	in RUB

Total operating revenues	$191.1	$195.3	2%	4%
Total operating expenses	(141.1)	(153.1)	8%	10%
OIBDA(1)	55.1	50.6	-8%	-6%
OIBDA margin(1)	28.8%	25.9%
Net income attributable to CTC Media, Inc. stockholders	32.6	28.6	-12%	-11%
Diluted earnings per share	$0.21	$0.18	-14%

FINANCIAL HIGHLIGHTS

•                  Total revenues up 4% year-on-year in ruble terms to $195.3 million

•                  Russian advertising revenues up 7% year-on-year in ruble terms

•                  OIBDA of $50.6 million, with an OIBDA margin of 25.9%

•                  Fully diluted earnings per share of $0.18 (Q1 2012: $0.21)

•                  Net cash position(2) of $137.9 million at the end of the period

•                  Payment of cash dividends of $0.15 per share

•                  Board of Directors currently intends to pay aggregate cash dividends of approximately $0.63 per share in 2013 and has declared a cash dividend of $0.16 per share (or approximately $25 million in the aggregate) to be paid on or about June 26, 2013 to shareholders of record as of June 3, 2013, with further dividends anticipated in the remaining quarters of 2013

(1) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(2)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities

OPERATING HIGHLIGHTS

•                  Combined Russian national inventory was fully sold-out for Q1 and is approximately 90% contracted for the full year

•                  CTC Media signed digital distribution agreements with Russian Television and Radio Network (RTRS) for CTC and Domashny channels, with digital broadcasting fees payable to RTRS in 2013 of approximately $3 million per channel

•                  Lorenzo Grabau appointed as a new member and Co-Chairman of CTC Media’s Board of Directors and Jørgen Madsen Lindemann elected as a new member of CTC Media’s Board of Directors effective April 30, 2013 (both have been designated by Modern Times Group MTG AB, CTC Media’s largest stockholder)

•                  2013 Equity Incentive Plan approved by annual general meeting of stockholders

•                  CTC Media to launch in the current quarter a stock repurchase program to acquire up to 2.5 million shares of common stock, for use under the Company’s 2013  Equity Incentive Plan

Boris Podolsky, Chief Executive Officer of CTC Media, commented, “In the first quarter CTC Media as a group of channels maintained second place among Russian television holdings in terms of viewing share in the 10 to 45 age segment. We are pleased with the ratings dynamics of our flagship CTC channel in the quarter, with its audience share up compared with the fourth quarter of last year. It also grew consecutively in each of the months of Q1 as we launched our spring season premieres, while audience share in April was up year-on-year. We are pleased with our year-to-date prime time performance, with projects like “Kitchen”, “Traffic Light” and “The 80’s” delivering outstanding average audience shares of 14-20% in the target 10-45 demographic. Final episode of the second season of “Kitchen” was watched by a third of viewers in Moscow, which is a 3-year high for the CTC channel. The viewing share indicators confirm that the CTC’s repositioning to reaching family audiences through adults is complete and is bringing fruit. We have prime time grid fully contracted for the remainder of 2013 with even higher concentration of brand new premieres and new episodes of proven hits scheduled for the Fall season.”

“Domashny and Peretz grew their sales ahead of the Russian TV advertising market in the first quarter despite year-on-year audience share declines. In 2012, we focused on growing our smaller channels’ audience shares and successfully took them to their all-time-high annual levels. In 2013, we are focusing on retaining the core loyal audience while further enhancing the demographic profiles of our channels.”

“CTC Media continues to be on the cutting edge of the entertainment media in Russia and to actively develop digital media projects, which grew their revenues by 1.5 times in the first quarter. We are very pleased with a remarkable success of our recent transmedia project “Real Love”, which reached over 50 million people in Russia, including 30 million of CTC channel viewers and over 20 million of Internet users. CTC Media is open for new ideas and opportunities in the cross platform area, and we are encouraged by the results of the transmedia projects competition organized together with our partners as a part of MIPTV spring 2013 content market.”

“We paid out a quarterly cash dividend of $0.15 per share in March 2013 and ended the quarter with net cash of $138 million. As previously announced, during 2013, we intend to pay out quarterly dividends in an aggregate of $0.63 per share, which is a more than a 20% year-on-year increase compared to 2012. This is in line with our stated philosophy to return surplus free cash flow to shareholders.”

“Looking ahead, our full year outlook remains unchanged. We continue to expect the Russian television advertising market in 2013 to grow by up to 10% year-on-year in ruble terms, our Russian television ad revenues to grow in line with the market, and our revenues from other businesses to grow at a higher rate. Our Russian channels’ inventory is now approximately 90% contracted for 2013 at higher average prices than last year. We also continue to expect to deliver an OIBDA margin similar to the 2012 level of 32%.”

Operating Review

Share of Viewing

	Average Target Audience Shares (%)
	Q1 2012	Q4 2012	Q1 2013
CTC Channel (all 10-45)	12.7	11.0	11.3
Domashny Channel (females 25-59)	3.7	3.1	3.0
Peretz Channel (all 25-49)	2.8	2.3	2.5
Channel 31 (all 6-54)	14.5	13.8	13.4

As previously announced, starting from January 1, 2013, the target audiences of the CTC and Peretz channels have been slightly adjusted as part of the Company’s overall positioning strategy for these channels, reflecting advertiser demand. Thus, CTC’s target audience has been modified from “all 6-54” to “all 10-45”; Peretz’s target audience has been modified from “all 25-59” to “all 25-49”.

The CTC channel was the third most-watched broadcaster in Russia in the first quarter of 2013, with an average target audience share of 11.3% (Q1 2012: 12.7%). The channel, however, increased its target audience share compared with the fourth quarter of 2012. The year-on-year decline in the target audience share reflected overall audience fragmentation, increased competition and the later scheduled timing of the launch of the channel’s high-rating premieres compared to the first quarter of 2012.

The Domashny channel’s target audience share decreased year-on-year in the first quarter of 2013 from 3.7% to 3.0%, reflecting changes in the programming grid due to an increased focus on younger audiences and increased competition from other channels. In Q1 2013 the age segment “Women 4-24” in Domashny’s audience profile was up by 10% year-on-year and the segment “Women 25-35” was up 14% year-on-year. The structural qualitative changes in the Domashny audience attracted new advertisers to the channel in the first quarter of 2013, including those that historically did not allocate their ad budgets to television.

The Peretz channel’s target audience share decreased year-on-year year in the first quarter of 2013 from 2.8% to 2.5%, primarily due to increased competition, but was up from 2.3% in the fourth quarter of 2012. Peretz channel is continuing to develop its positioning, brand and programming grid in 2013 with a focus on edgy and comedy programming.

Our Russian channels’ target audience shares were affected by continued audience fragmentation and increased competition. All larger national free-to-air TV channels in Russia were negatively impacted by increased competition from smaller non-free-to-air and local TV channels’ viewership, which increased from 12.6% in 2010 to 14.5% in 2011, 15.3% in 2012 and 17.0% in the first quarter of 2013 among viewers above 4 years old.

Channel 31’s average target audience share was slightly down year-on-year in the first quarter to 13.4% from 14.5% due to increased competition from other channels.

Revenues

	Three months ended March 31,		Change
(US$ 000’s)	2012	2013	in USD	in RUB

Operating revenues:
Advertising revenue	$180,669	$190,032	5%	7%
Sublicensing revenue	9,241	3,903	-58%	-57%
Other revenue	1,210	1,352	12%	13%
Total operating revenues	$191,120	$195,287	2%	4%

From January 1, 2013, the Company has changed the structure of its reportable segments following the reorganization of reporting financial information to make operating decisions.  See “Changes in Reportable Segments”, below.

Total operating revenues were up 2% year-on-year in US dollar terms and up 4% year-on-year in ruble terms in the first quarter. This primarily reflected the net effect of growth of the Russian television advertising market, resulting in higher pricing and sellout levels, offset by lower year-on-year target audience shares of all CTC Media’s channels and decreases in sublicensing revenues.

Advertising revenues accounted for approximately 97% of total operating revenues during the first quarter of 2013 (Q1 2012: 95%) and were up 5% year-on-year in US dollar terms and up 7% year-on-year in ruble terms. Sellout of CTC Media’s Russian TV channels’ national inventory was higher year-on-year in the first quarter at 100% (Q1 2012: 95%).

Sublicensing revenue was down 58% year-on-year in the first quarter in US dollar terms, primarily due to the timing of sublicensing sales to broadcasters in Ukraine.

Other revenue was up 12% year-on-year in US dollar terms in the first quarter 2013, primarily reflecting sustained revenue growth from CTC-International.

	Three Months Ended March 31,		Change
(US$ 000’s)	2012	2013	in USD	in RUB

Operating revenues by segment:
CTC Channel	$142,173	$139,244	-2%	-1%
Domashny Channel	26,436	29,580	12%	13%
Peretz Channel	17,002	20,551	21%	22%
31 Channel	4,127	4,154	1%	3%
All Other	2,196	2,432	11%	13%
Eliminations	(814)	(674)
Total operating revenues	$191,120	$195,287	2%	4%

CTC channel’s total operating revenues decreased year-on-year in the first quarter by 2% in US dollar terms and by 1% in ruble terms due to the year-on-year decrease in the audience share and sublicensing sales, partially offset by the overall increase in advertiser demand, largely reflecting the estimated increase in the overall Russian television advertising market of 11-12% in ruble terms.

Domashny channel’s revenues increased year-on-year in first quarter by 12% in US dollar terms and by 13% in ruble terms, principally due to the overall increase in the television advertising market, increased sellout of the channel’s inventory and increased sponsorship revenues, partially offset by decreased audience share.

Peretz channel’s revenues increased year-on-year in the first quarter by 21% in US dollar terms and by 22% in ruble terms, principally due to the overall increase in television advertising market, increased sellout of the channel’s inventory and increased sponsorship revenues, partially offset by decreased audience share.

Channel 31 in Kazakhstan reported 1% year-on-year increase in revenues in US dollar terms, primarily reflecting higher sellout levels.

All Other revenues in the first quarter of 2013 primarily represent revenues of $1 million from CTC-International (Q1 2012: $0.8 million) and revenues of $1 million from our digital media projects (O1 2012: $0.7 million), most of which related to advertising sales on Videomore.ru video portal.

Expenses

Total operating expenses were up 8% year-on-year in US dollar terms and up 10% in ruble terms in the first quarter. This primarily reflected the year-on-year increases in programming expenses and depreciation and amortization expenses, though these increases were partially offset by the year-on-year decrease in direct operating expenses, selling, general and administrative expenses and stock-based compensation expense.

	Three Months Ended March 31,		Change
(US$ 000’s)	2012	2013	in USD	in RUB

Operating expenses:
Direct operating expenses	$11,859	$11,443	-4%	-3%
Selling, general & administrative expenses	42,728	40,765	-5%	-3%
Programming expenses	78,494	91,092	16%	17%
Stock-based compensation expense	2,911	1,338	-54%	-52%
Depreciation & amortization	5,157	8,465	64%	65%
Total operating expenses	$141,149	$153,103	8%	10%

Direct operating expenses were down 4% year-on-year in US dollar terms and down 3% in ruble terms in the quarter, largely as a result of decreased salaries and benefits costs due to a decrease in headcount, partially offset by increased transmission costs relating to annual price raises and increased cable connections, and increased maintenance costs for the Company’s new digital broadcasting facility from July 2012.

In connection with the planned digitalization of broadcasting in Russia, CTC Media group entered into 10-year transmission agreements with the Russian Television and Radio Network (RTRS), a transmission provider, for digital transmission for the CTC and Domashny channels. In 2013, CTC Media group is required to pay approximately $3 million in digital transmission fees for each of these two channels.

Selling, general and administrative expenses were down 5% year-on-year in US dollar terms and down 3% year-on-year in ruble terms in the first quarter, reflecting lower advertising and promotion expenses, mainly due to the later timing of advertising campaigns at CTC and Domashny channels.

Stock-based compensation expense totaled $1.3 million in the quarter (Q1 2012: $2.9 million). The year-on-year decrease in stock-based compensation expense is principally due to departures of several of the Company’s employees and executives in the second half of 2012.

Programming expenses were up 16% year-on-year in US dollar terms and up 17% in ruble terms in the first quarter, primarily reflecting a more expensive programming mix at CTC channel due to airing more expensive foreign content, as well as the Company’s investments in the Domashny and Peretz grids to support the increased focus on younger audiences for Domashny and comedy programming for Peretz.

CTC Media’s consolidated OIBDA was therefore down 8% year-on-year in US dollar terms to $50.6 million in the first quarter (Q1 2012: $55.1 million). OIBDA margin was down year-on-year to 25.9% in the first quarter of 2013 from 28.8% in the first quarter of 2012.

Depreciation and amortization expenses were up 64% year-on-year in US dollar terms and up 65% year-on-year in ruble terms in the quarter. Starting from October 1, 2012, CTC Media’s depreciation and amortization expense includes the amortization of its analog licenses due to the reassessment of their useful lives from indefinite to finite as result of the planned transition from analog to digital broadcasting.

Net interest income was $3.1 million in the first quarter of 2013 (Q1 2012: $1.9 million). Foreign currency gain was $0.5 million in the first quarter of 2013 (Q1 2012: foreign currency loss of $1.4 million).

Pre-tax income therefore decreased by 10% year-on-year to $45.7 million in the first quarter (Q1 2012: $50.9 million).

CTC Media’s effective tax rate was 35.6% in the first quarter (Q1 2012: 33.9%). The year-on-year increase in the effective tax rate was primarily due to the recognition of certain foreign tax credits that were deducted from the US income tax in 2012.

Net income attributable to CTC Media, Inc. stockholders therefore was down 12% in US dollar terms to $28.6 million in the first quarter (Q1 2012: $32.6 million), and fully diluted earnings per share increased to $0.18 (Q1 2012: $0.21).

Cash Flows

The Company’s net cash used in operating activities totaled $12.9 million in the first quarter of 2013 (net cash provided by operating activities in Q1 2012: $8.9 million) and reflected the net effect of higher cash spend on the acquisition of programming rights, partially offset by increased advertising sales.

Net cash used in investing activities totaled $1.4 million in the first quarter (net cash provided by investing activities in Q1 2012: $23.3 million) and included $1.1 million of capital expenditures mainly on purchases of cable connections and broadcasting equipment.

Net cash used in financing activities amounted to $24.9 million in the first quarter (Q1 2012: $15.8 million) and primarily reflected the payment of $17.8 million in cash dividends to the Company’s stockholders, $0.1 million in dividends paid to minority shareholders and net settlement of a $7 million bank overdraft.

The Company’s cash and cash equivalents and short-term investments less overdraft balance amounted to $137.9 million at March 31, 2013, compared to $173.4 million at December 31, 2012 and $111.0 million at the end of the first quarter of 2012.

Dividends

The CTC Media Board of Directors has declared a dividend of $0.16 per outstanding share of common stock, or approximately $25 million in total, to be paid on or about June 26, 2013 to stockholders of record as of June 3, 2013.

The Board currently intends to pay total cash dividends of $0.63 per share (or up to $100 million in the aggregate) in 2013, a year-on-year increase of 21% compared to cash dividends of $0.52 per share (or $82.2 million in the aggregate) paid in 2012. Although it is the Board’s current intention to declare and pay further dividends in the remaining quarters of 2013, there can be no assurance that such additional dividends will in fact be declared and paid. Any such declaration is at the discretion of the Board and will depend upon factors such as CTC Media’s earnings, financial position and cash requirements.

Full Year 2013 Outlook

Approximately 90% of CTC Media’s forecast full-year 2013 Russian national inventory is currently committed, at average prices higher than in 2012. The Russian TV advertising market is currently expected to grow by up to 10% year-on-year in 2013 in ruble terms. CTC Media expects its Russian television advertising revenues to grow in line with the market in ruble terms, while the Company’s digital media, Channel 31, sublicensing and CTC-International revenues are expected to grow faster than the Russian TV advertising market.

CTC Media expects to report an OIBDA margin at approximately 32%, similar to the 2012 level. The Company will continue to invest in content but anticipates to maintain its programming expenses stable as a percentage of advertising revenues year-on-year for the full year. The Company also expects that the year-on-year growth in programming expenses will be weighted to the first half of 2013.

Transition to Digital Broadcasting

On March 14, 2013, CTC and Domashny channels entered into agreements on identical terms with the Russian Television and Radio Network (“RTRS”). Under the terms of these agreements, RTRS will provide to CTC and Domashny all services required for the channels to broadcast their signals in digital format throughout Russia to approximately 141.6 million viewers. The specific services, coverage and equipment to be provided by RTRS will be agreed by the parties on an annual basis pursuant to a roll-out plan forming a part of the principal agreement between the parties. The agreements terminate on March 31, 2023. In 2013, the amount payable to RTRS under the agreements by each of the CTC and Domashny channels is approximately $3 million. Fees payable to RTRS for 2014 and beyond will be calculated on an annual basis according to rates that RTRS will set by October 1st of the prior year and will be impacted by the multiplex infrastructure roll-out. These rates will not change more than once yearly and any annual increases in such rates will be in line with the increases in rates set by the Russian Federal Tariff Service for similar types of services. Governmental authorities have indicated that each channel participating in the second multiplex will be expected to pay up to $26 million annually for each channel based on planned rollout deadlines, but in the transition period, these annual transmission fees are expected to be lower and are to be paid by way of installment payments as the digital multiplex rollout progresses. The Company expects to continue incurring analog transmission costs during the analog-to-digital transition period. In 2012, CTC Media incurred approximately $26 million of such expenses for all its television channels.

2013 Equity Incentive Plan; Options Exchange; Stock Repurchase Program

On March 4, 2013, CTC Media’s Board of Directors approved the Company’s 2013 Equity Incentive Plan (the “Plan”), which was approved by the stockholders on April 30, 2013, at the 2013 annual general meeting. The Plan provides for the grant of a variety of forms of awards to acquire up to an aggregate of 2.5 million shares of common stock. The Compensation Committee of the Board has approved an initial round of awards to the Company’s employees to acquire up to 2.0 million shares of common stock. Option awards will entitle the grantees to receive shares of common stock, at no cost, upon the satisfaction of performance-based vesting conditions over a period of three years from grant, which will become exercisable on a staggered basis over a period of four years from grant. Exercise will be subject to the condition that the closing price of the Company’s common stock has exceeded $12.00 per share on at least ten trading days prior to exercise.

As a condition to the receipt of an award under the Plan, any employee who holds an outstanding option award under the Company’s 2009 Equity Incentive Plan will be required to forfeit the unvested portion of such award; the vested portion of outstanding option awards will remain unaffected by the new program.

In addition, on March 4, 2013 the Board of Directors approved an open market stock repurchase program, pursuant to which the Company will repurchase up to 2.5 million shares of Common Stock in the market for use under the Plan. The Company expects to launch the repurchase program during the current quarter and to enter into a structured trading plan with a broker covering sales through March 3, 2014.

Changes in Reportable Segments

Historically, CTC Media had eight reportable segments: CTC Network, Domashny Network, Peretz Network, CTC Television Station Group, Domashny Television Station Group, Peretz Television Station Group, CIS Group and Production Group. Effective January 1, 2013, the Company changed its reportable segments following the reorganization of reporting financial information to make operating decisions. CTC Media’s management and Board of Directors currently evaluate and manage the performance of the Group and make operational decisions based primarily on its three Russian television channels (CTC, Domashny and Peretz) and Channel 31 in Kazakhstan. Each channel includes the operating results of its network, which is responsible for broadcasting operations, sales of the networks’ advertising, licensing and commissioning of programming, producing its programming schedule, managing its relationships with its independent affiliates; as well as managing the respective owned-and-operated stations that distribute the network’s signal. Each channel is also allocated the internal margin on programming acquired from the Company’s in-house production company. The Company’s other less material operating segments comprise CTC-International, administrative costs of our in-house production unit and digital media operations, which are included along with the Group headquarters operations in the Group’s segment information as “All Other” segment.

Please refer to CTC Media’s website for historical (2010-2012) comparable-basis segment financial information: http://www.ctcmedia.ru/investors/financial_results/.

Conference Call

The Company will host a conference call to discuss its first quarter 2013 financial results today, Thursday, May 2, 2013, at 9:00 a.m. ET (5:00 p.m. Moscow time, 2:00 p.m. London time). To access the conference call, please dial:

+1 631 621 5256 (US/International)

+44 (0) 1452 560304 (UK/International)

Pass code: 36349391

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is the leading independent media company in Russia, with operations throughout Russia and in a number of other CIS markets. It operates three free-to-air television channels in Russia – CTC, Domashny and Peretz – as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East, Central and South East Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary and a number of digital media assets in Russia. The Company’s common stock is traded on The NASDAQ Global Select Market under the symbol “CTCM”. For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova

Tel: +7 495 783 3650

or Irina Klimova
Tel: +7 495 981 0740
ir@ctcmedia.ru

Media Relations

Maria Starovoyt
Tel: +7 495 785 6347, ext 1223

or Anna Zvereva

Tel: +7 495 785 6347, ext 1212

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2013; the further development of the Peretz and Domashny channels; the anticipated expenses associated with the roll-out of digital broadcasting in Russia; the Company’s anticipated capital expenditures and operating expenses, including programming expenses, in 2013; the Company’s expected rate of its full year 2013 OIBDA margin; and the Company’s expected increase of its total operating revenues in ruble terms in 2013. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, changes in the size of the Russian television advertising market; the continued successful operation of the Company’s own internal sales house structure; competitive pressures; depreciation of the value of the Russian ruble compared to the US dollar; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 6, 2013, and its quarterly report on Form 10-Q to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended March 31,
	2012	2013
REVENUES:
Advertising	$180,669	$190,032
Sublicensing revenue	9,241	3,903
Other revenue	1,210	1,352
Total operating revenues	191,120	195,287
EXPENSES:
Direct operating expenses (exclusive of programming expenses, shown below; exclusive of depreciation and amortization of $4,111 and $7,460 for the three months ended March 31, 2012 and 2013, respectively; and exclusive of stock-based compensation of $933 and $682 for the three months ended March 31, 2012 and 2013, respectively)	(11,859)	(11,443)
Selling, general and administrative (exclusive of depreciation and amortization of $1,046 and $1,005 for the three months ended March 31, 2012 and 2013, respectively; and exclusive of stock-based compensation of $1,978 and $656 for the three months ended March 31, 2012 and 2013, respectively)	(42,728)	(40,765)
Stock-based compensation expense	(2,911)	(1,338)
Programming expenses	(78,494)	(91,092)
Depreciation and amortization	(5,157)	(8,465)
Total operating expenses	(141,149)	(153,103)
OPERATING INCOME	49,971	42,184
FOREIGN CURRENCY GAINS (LOSSES)	(1,404)	546
INTEREST INCOME	2,129	3,316
INTEREST EXPENSE	(201)	(207)
OTHER NON-OPERATING INCOME (LOSS), net	229	(349)
EQUITY IN INCOME OF INVESTEE COMPANIES	159	203
Income before income tax	50,883	45,693
INCOME TAX EXPENSE	(17,271)	(16,259)
CONSOLIDATED NET INCOME	$33,612	$29,434
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(990)	$(846)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$32,622	$28,588
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.21	$0.18
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.21	$0.18
Weighted average common shares outstanding—basic	157,495,591	158,160,719
Weighted average common shares outstanding—diluted	157,805,484	158,170,789
Dividends declared per share	$0.13	$0.15

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2012	March 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,181	$15,400
Short-term investments	131,449	128,601
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2012—$1,136; March 31, 2013—$1,394)	30,549	45,263
Taxes reclaimable	29,855	26,164
Prepayments	68,078	74,116
Programming rights, net	153,076	139,093
Deferred tax assets	31,355	31,575
Other current assets	1,860	3,723
TOTAL CURRENT ASSETS	501,403	463,935
PROPERTY AND EQUIPMENT, net	47,201	44,060
INTANGIBLE ASSETS, net:
Broadcasting licenses	82,276	76,053
Cable network connections	25,616	24,267
Trade names	5,708	5,585
Other intangible assets	5,739	5,536
Net intangible assets	119,339	111,441
GOODWILL	177,950	173,884
PROGRAMMING RIGHTS, net	102,216	103,265
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,743	5,810
PREPAYMENTS	11,522	25,030
DEFERRED TAX ASSETS	20,200	20,050
TOTAL ASSETS	$985,574	$947,475
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft	13,181	6,066
Accounts payable	80,871	71,899
Accrued liabilities	23,445	30,031
Taxes payable	37,524	20,940
Deferred revenue	9,048	11,337
Deferred tax liabilities	39,021	38,644
TOTAL CURRENT LIABILITIES	203,090	178,917
DEFERRED TAX LIABILITIES	19,558	18,429
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued and outstanding December 31, 2012—158,160,719; March 31, 2013—158,160,719)	1,582	1,582
Additional paid-in capital	491,925	492,574
Retained earnings	333,003	337,867
Accumulated other comprehensive loss	(68,187)	(86,039)
Non-controlling interest	4,603	4,145
TOTAL STOCKHOLDERS’ EQUITY	762,926	750,129
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$985,574	$947,475

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Three months ended March 31,
	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$33,612	$29,434
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	304	(2,290)
Depreciation and amortization	5,157	8,465
Programming expenses	78,494	91,092
Stock based compensation expense	2,911	1,338
Equity in income of unconsolidated investees	(159)	(203)
Foreign currency losses (gains)	1,404	(546)
Changes in operating assets and liabilities:
Trade accounts receivable	(16,079)	(14,453)
Prepayments	4,371	(5,457)
Other assets	(2,678)	2,049
Accounts payable and accrued liabilities	1,206	370
Deferred revenue	(1,596)	2,610
Other liabilities	(13,243)	(16,357)
Dividends received from equity investees	344	—
Acquisition of programming and sublicensing rights	(85,198)	(108,955)
Net cash provided by/(used in) operating activities	8,850	(12,903)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(3,002)	(1,120)
Receipts from/(investments in) deposits	26,296	(306)
Net cash provided by/(used in) investing activities	23,294	(1,426)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	4,615	—
Proceeds from/(settlement of) overdraft, net	678	(6,955)
Dividends paid to stockholders	(20,561)	(17,786)
Dividends paid to noncontrolling interest	(515)	(127)
Net cash used in financing activities	(15,783)	(24,868)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1,965	(584)
Net increase/(decrease) in cash and cash equivalents	18,326	(39,781)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,331	55,181
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$30,657	$15,400

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended March 31, 2012
	Operating Revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA
CTC Channel	141,955	218	133,298	53,061	(1,908)	(55,465)	54,969
Domashny Channel	26,329	107	25,819	3,855	(747)	(12,753)	4,602
Peretz Channel	16,975	27	16,862	761	(1,982)	(7,330)	2,743
31 Channel	4,127	—	3,939	239	(93)	(2,799)	332
All other	1,734	462	751	(7,945)	(427)	(147)	(7,518)
Business segment results	191,120	814	180,669	49,971	(5,157)	(78,494)	55,128
Eliminations	—	(814)	—		—		—
Consolidated results	191,120	—	180,669	49,971	(5,157)	(78,494)	55,128

	Three months ended March 31, 2013
	Operating Revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA
CTC Channel	138,832	412	135,610	41,950	(2,334)	(64,162)	44,284
Domashny Channel	29,479	101	28,734	4,105	(1,981)	(14,960)	6,086
Peretz Channel	20,551	—	20,451	1,069	(3,073)	(8,978)	4,142
31 Channel	4,154	—	4,140	(454)	(737)	(2,763)	283
All other	2,271	161	1,097	(4,486)	(340)	(229)	(4,146)
Business segment results	195,287	674	190,032	42,184	(8,465)	(91,092)	50,649
Eliminations	—	(674)		—	—	—	—
Consolidated results	195,287	—	190,032	42,184	(8,465)	(91,092)	50,649

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended
	March 31,
(US$ 000’s)	2012	2013

OIBDA	$55,128	$50,649
Depreciation and amortization	(5,157)	(8,465)
Operating income	$49,971	$42,184

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended
	March 31,
	2012	2013

OIBDA margin	28.8%	25.9%
Depreciation and amortization as a % of total operating revenues	-2.7%	-4.3%
Operating income margin	26.1%	21.6%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended March 31, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	54,969	(1,908)	53,061
Domashny Channel	4,602	(747)	3,855
Peretz Channel	2,743	(1,982)	761
31 Channel	332	(93)	239
All other	(7,518)	(427)	(7,945)
Consolidated results	55,128	(5,157)	49,971

Three Months Ended March 31, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	44,284	(2,334)	41,950
Domashny Channel	6,086	(1,981)	4,105
Peretz Channel	4,142	(3,073)	1,069
31 Channel	283	(737)	(454)
All other	(4,146)	(340)	(4,486)
Consolidated results	50,649	(8,465)	42,184